Filed Pursuant to Rule 433
Registration Nos. 333-206749 and 333-206749-05

Free Writing Prospectus dated July 12, 2017

CNH Equipment Trust 2017-B

Issuing Entity

CNH Capital Receivables LLC

Depositor

CNH Industrial Capital America LLC Sponsor and Originator	New Holland Credit Company, LLC Servicer

The depositor has prepared a prospectus dated July   , 2017 (subject to completion, dated July 12, 2017) which describes the notes to be issued by the issuing entity.  You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s	Fitch
Class A-1	P-1 (sf)	F-1+sf
Class A-2a	Aaa (sf)	AAAsf
Class A-2b	Aaa (sf)	AAAsf
Class A-3	Aaa (sf)	AAAsf
Class A-4	Aaa (sf)	AAAsf
Class B	A2 (sf)	A+sf

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.  However, although the depositor expects the Class B notes to receive the ratings listed above, it is only a condition of issuance of the notes that the Class B notes receive a rating in the “A” category or its equivalent from each of Moody’s and Fitch.

Joint Bookrunners of the Class A Notes

BofA Merrill Lynch	BMO Capital Markets	Wells Fargo Securities

Co-Managers of the Class A Notes

Barclays Capital Inc.	BNP Paribas Securities Corp.	Goldman Sachs & Co. LLC	Natixis Securities Americas LLC

Joint Bookrunners of the Class B Notes

BofA Merrill Lynch	BMO Capital Markets	Wells Fargo Securities

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR, THE ISSUING ENTITY, AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-294-1322.